Exhibit 23.3

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

As independent oil and gas consultants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 7, 2011, on oil and gas reserves of Gulfport Energy Corporation and its subsidiaries as of December 31, 2010, and to all references to our firm in the Annual Report of Gulfport Energy Corporation on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this Registration Statement on Form S-3. We hereby also consent to the use of our name as it appears under the caption “Experts” in this Registration Statement on Form S-3.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

July 6, 2011